EXHIBIT 99.02

                                  NEWS RELEASE


FOR:              UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

APPROVED BY:      Clarence "Mac" McAninch
                  President & CEO
                  (412) 257-7600

FOR IMMEDIATE RELEASE

CONTACT:          Morgan-Walke Associates
                  June Filingeri, Eric Boyriven
                  Media Contact:  Brian Maddox, Estelle Bieber
                  (212) 850-5600


              UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. ANNOUNCES
                           INSURANCE CLAIM SETTLEMENT

                  BRIDGEVILLE, PA, November 25, 1998 - Universal Stainless & Alloy Products, Inc. (Nasdaq:USAP) today announced that a settlement has been reached with its former insurance carrier regarding a claim related to the six-week production halt of the Company's universal rolling mill in 1995. After deducting all fees associated with the settlement of the claim, the Company will receive $750,000 before tax, which will be recorded as a one-time gain in the 1998 fourth quarter.

      The Company also announced that it will record charges related to due diligence costs associated with its intent to acquire AL Tech Specialty Steels, Inc. The Company's letter of intent to acquire AL Tech expired on November 17, 1998, as previously announced. The Company will recognize this and other non-recurring charges, which will total approximately $550,000, in the 1998 fourth quarter. Net of these one-time costs, the pre-tax gain from the settlement is anticipated to be approximately $200,000, or $0.02 per diluted share after tax.

      Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers and original equipment manufacturers, which primarily include the power generation and aerospace industries.

            Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known

                                    - MORE -
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UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.                                PAGE 2
INSURANCE CLAIM SETTLEMENT

and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt and timing of future customer orders, risks associated with the manufacturing process and production yields and risks related to plant and equipment additions and maintenance. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.


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